Exhibit 10.2

André-Michel Ballester
President & Chief Executive Officer
+44 (0) 203 786 5280  Direct Line
+39 340 1363404  Mobile

October 3, 2016

Damien McDonald
2855 Zell Drive
Laguna Beach, California 92651

Re:  Proposed awards under the LivaNova 2015 Incentive Award Plan (the "Plan")

Dear Damien,

Inducement Equity Award
On behalf of LivaNova PLC (the "Company"), I can confirm that, at the first available opportunity after you commence employment, we will recommend to the Compensation Committee that the following awards are granted to you under the Plan:
•
An award of service-based restricted stock units ("RSUs") to you over Shares equal in value to $3,000,000, with 25% of the RSUs vesting on each of the first four anniversaries of the grant date.  The calculation of the number of Shares subject to the award will be determined based on the closing price of Shares on NASDAQ Stock Exchange on the date of grant of the award.

•
An award of SARs having a grant date value (based on the Black-Scholes value of a SAR on the grant date) equal to $2,000,000, with 25% of the SARs vesting on each of the first four anniversaries of the grant date.  This award will expire after a term of ten years from the grant date.

The aforementioned awards will accelerate upon a change of control of LivaNova.

Future Awards Under the Company's Long-Term Incentive Plan
You will be eligible to receive annual awards under the Plan commencing in fiscal year 2017.  The target amount of your annual award will be 300% of your Basic Salary.
The grant of any of the awards under the Plan as described in this letter is, of course, always subject to the discretion of the Compensation Committee, and nothing in this letter shall be taken to fetter the discretion of the Compensation Committee.  The Compensation Committee may decide not to grant awards as described in this letter.
Vesting of any of the awards is conditional on your continued employment with the Company and vesting will cease upon you ceasing to be employed by the Company.  All awards made under the Plan will be subject to the terms of the Plan and the award agreement pursuant to which the particular award is granted.

Damien McDonald                                                                                              Page 2
October 3, 2016

If you have any queries in relation to the terms of this letter, please do not hesitate to contact me.
Kind regards,

/s/ André-Michel Ballester

André-Michel Ballester